Exhibit 99

TITAN INTERNATIONAL INC. REPORTS SECOND QUARTER 2011 RESULTS:
RECORD REVENUE & EARNINGS

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 27, 2011

Second quarter summary:

•	Sales for second quarter 2011 set an all-time record at $404.4 million up 76 percent, compared to $229.7 million in the second quarter of 2010.

•	Gross profit for second quarter 2011 was record-setting at $63.9 million up 88 percent, compared to $33.9 million in 2010.

•	Second quarter income from operations was a record $44.0 million up 152 percent, compared to $17.4 million last year.

•	Net income for the second quarter set a record at $25.3 million, compared to $4.6 million in the second quarter of last year.

•	Earnings per common basic share for the second quarter were $0.60 per share up 362%, compared to $0.13 in the second quarter of last year.

Statement of Chief Executive Officer:

“I told everyone last quarter that everything was going well, but I didn’t think the Titan team would be moving this quickly,” stated Maurice M. Taylor Jr., Chairman and CEO.  “The forecast I made in May is too low for sales and EBITDA.

I was sent a copy of a report that talked about advance shipments before the quarter ended.  Titan is building all of its wheels and tires to order and the order deck has never been this large.   If anyone would like a tour, I would be happy to show them around our factories to see how we operate.

“Farm, earthmover and construction are all going up. Natural rubber and synthetic rubber are still rising in cost. Our announced price increase will bring our margins back to first quarter for North America. Our Goodyear South American purchase is doing better than we thought it would. When you look at their numbers, remember two thirds of the revenue is at cost. The equipment we will be shipping to them will increase their sales and profit. Titan expects real growth and profit from South America in 2012.”

Taylor announced, “The Goodyear Europe acquisition has a drop dead timeline of November 3, 2011. If Goodyear and the trade unions agree, then I believe Titan has the opportunity to add approximately $400 million in revenue in 2012 out of this facility.

“Titan’s testing and improvements of our new generation III and IV tires in the super giant class continue to enhance our product performance.  We expect shipment of tires in this class to increase during the second half of 2011. We have added new employees to all five of Titan’s North American factories and we expect to have a strong second half. The hard work for the last few years is paying off and I’m happy for our shareholders and all the Titan employees who are very proud of what they have accomplished.

“The numbers for the last two quarters have proven if there is strong demand, we will grow and perform. I know we surprised a few people but we have a lot going now and we have proven without a doubt that we are moving like a rocket. The goal is to stay in orbit and not come back down.”

Year-to-date summary:

•	June 2011 year-to-date sales were $685.3 million, compared to $426.1 million in 2010.

•	June 2011 year-to-date gross profit was $120.2 million, compared to $60.0 million in 2010.

•	Income from operations for the first six months of 2011 was $70.8 million, compared to $27.6 million year-to-date 2010.

•	A noncash convertible debt charge of $16.1 million was recognized in conjunction with the first quarter exchange of $59.6 million in convertible notes for 6.6 million shares of Company stock.

•	Year-to-date net income was $22.2 million, compared to $6.6 million in 2010.

Financial overview:

Sales:  Titan recorded sales of $404.4 million for the second quarter of 2011, compared to second quarter 2010 sales of $229.7 million. The increase of 76 percent in revenue was the result of continual strong demand in each of our market segments as well as the April acquisition of the Goodyear Latin American farm tire business including the Sao Paulo, Brazil manufacturing facility. Net sales for the first half of 2011 were $685.3 million, compared to $426.1 million in the first half of 2010.

Gross profit:  For the second quarter of 2011, gross profit was 15.8 percent of net sales, compared to 14.8 percent of net sales for the second quarter of 2010. Year-to-date gross profit was $120.2 million, or 17.5 percent of sales for 2011, as compared to $60.0 million or 14.1 percent of sales for 2010.  Gross profit margin benefitted from improved plant utilization resulting from the higher sales levels.

Selling, general and administrative expenses: SG&A expenses for the second quarter of 2011 were $16.6 million or 4.1 percent of net sales, compared to $12.2 million or 5.3 percent in 2010.   The lower SG&A expenses as a percent of sales for the quarter were primarily the result of the decrease in the accrual for the CEO special performance award due to the drop in the Company’s stock price for the quarter and the absence of selling and marketing expenses related to the supply agreement sales.  Expenses for SG&A for the six months ended June 30, 2011, were $41.9 million or 6.1% of net sales, compared to $24.0 million or 5.6% in 2010.

Income from operations:  For the second quarter of 2011, income from operations was $44.0 million, or 10.9 percent of net sales, compared to $17.4 million, or 7.6 percent of net sales, in 2010.  Year-to-date income from operations was $70.8 million, or 10.3 percent of net sales in 2011, compared to $27.6 million, or 6.5 percent of net sales in 2010.

Interest expense:  Interest expense was $6.1 million for the second quarter of 2011, compared to $6.8 million in 2010.  Year-to-date interest expense was $12.4 million and $13.8 million for the six months ended June 30, 2011 and 2010, respectively.  The company’s interest expense year-to-date 2011 decreased from the previous year primarily as a result of the exchange agreement for $59.6 million of 5.625 percent convertible senior subordinated notes completed in the first quarter of 2011.

Noncash convertible debt conversion charge:  The Company closed an exchange agreement converting approximately $59.6 million of the 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock.  In connection with the exchanges, the company recognized a noncash charge of $16.1 million.

Earnings per share:  For the second quarter of 2011, basic earnings per share were $.60 and diluted earnings per share were $.49, as compared to basic and fully diluted earnings per share of $.13 and $.12 in 2010 respectively. Year-to-date earnings per share for 2011, on an adjusted basis (see Appendix below), was $1.02 and $.83 basic and fully diluted, respectively.  Earnings per share for 2010 were $.19 for both basic and fully diluted earnings per share.

Capital expenditures: Titan’s capital expenditures were $6.7 million for the second quarter of 2011 and $8.2 million for 2010.   Year-to-date expenditures were $10.2 million for 2011 and $11.7 million for 2010.

Debt balance:  Total debt was $317.9 million at June 30, 2011, compared to the balance at December 31, 2010 of $373.6 million. The reduction in debt is related to the exchange agreement in the first quarter 2011 to convert approximately $59.6 million of 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock.

Equity balance:  The Company’s stockholders’ equity increased $120.4 million to $398.7 million at June 30, 2011 from $278.3 million at December 31, 2010.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on July 27, 2011.

Acquisition of Goodyear’s Latin America Farm Tire Business:

On April 1, 2011, Titan closed on the acquisition of The Goodyear Tire & Rubber Company’s Latin American farm tire business for approximately $98.6 million U.S. dollars, subject to post-closing conditions and adjustments.  The transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment; inventories; a licensing agreement that allows Titan to sell Goodyear-brand farm tires in Latin America for seven years; and extends the North American licensing agreement for seven years.

Second Quarter Conference Call:

The Titan International Inc. earnings conference call for the second quarter that ended June 30, 2011, will be held at 9 a.m. Eastern Time on Thursday, July 28, 2011.  To participate in the conference call, dial (866) 793-1341 five minutes prior to the scheduled time. International callers dial (703) 639-1312.  A replay of the call will be available until August 4, 2011. To access the replay, dial (800) 475-6701 and enter access code 209920. International callers dial (320) 365-3844.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands, except earnings per share data.	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$404,447	$229,656	$685,276	$426,104
Cost of sales	340,556	195,753	565,113	366,114
Gross profit	63,891	33,903	120,163	59,990

Selling, general & administrative expenses	16,573	12,162	41,866	23,971
Research and development expenses	1,014	1,900	2,197	3,927
Royalty expense	2,350	2,413	5,267	4,534
Income from operations	43,954	17,428	70,833	27,558

Interest expense	(6,149)	(6,790)	(12,429)	(13,846)
Noncash convertible debt conversion charge	0	0	(16,135)	0
Loss on senior note repurchase	0	(2,722)	0	(2,722)
Other income (expense)	2,270	(427)	2,463	(94)
Income before income taxes	40,075	7,489	44,732	10,896

Provision for income taxes	14,798	2,920	22,491	4,249

Net income	25,277	4,569	22,241	6,647

Net loss attributable to noncontrolling interests	(8)	0	(8)	0

Net income	$25,285	$4,569	$22,249	$6,647

Earnings per common share:
Basic	$.60	$.13	$.54	$.19
Diluted	.49	.12	.46	.19

Average common shares outstanding:
Basic	41,981	34,815	41,250	34,794
Diluted	53,394	51,407	53,229	35,347

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Agricultural	$257,268	$175,716	$467,265	$326,828
Earthmoving/Construction	76,895	49,498	143,406	91,313
Consumer	70,284	4,442	74,605	7,963
Total	$404,447	$229,656	$685,276	$426,104

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	June 30,	December 31,
Assets	2011	2010
Current assets:
Cash and cash equivalents	$114,162	$239,500
Accounts receivable	243,478	89,004
Inventories	183,763	127,982
Deferred income taxes	13,102	12,791
Prepaid and other current assets	29,671	18,663
Total current assets	584,176	487,940

Property, plant and equipment, net	353,546	248,054
Other assets	133,970	51,476
Total assets	$1,071,692	$787,470

Liabilities & Equity
Current liabilities:
Short-term debt	$10,330	$0
Accounts payable	114,837	35,281
Other current liabilities	102,352	57,072
Total current liabilities	227,519	92,353

Long-term debt	317,881	373,564
Deferred income taxes	48,227	1,970
Other long-term liabilities	79,364	41,268
Equity	398,701	278,315
Total liabilities & equity	$1,071,692	$787,470

Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for June 30, 2011.
	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Net income (loss)	$25,285	$4,569	$22,249	$6,647

Adjustments:
Noncash convertible debt charge	0	0	16,135	0
Loss on note repurchase, net of tax	0	1,660	0	1,660
CEO incentive compensation, net of tax	(1,851)	0	3,717	0
Adjusted Net Income	$23,434	$6,229	$42,101	$8,307

Adjusted earnings per common share:
Basic	$0.56	$0.18	$1.02	$0.24
Diluted	$0.46	$0.15	$0.83	$0.22

Average common shares outstanding:
Basic	41,981	34,815	41,250	34,794
Diluted	53,394	51,407	53,229	51,390

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773